Exhibit 99.1

TRANSCEPT PHARMACEUTICALS REPORTS

FIRST QUARTER 2010 FINANCIAL RESULTS

Conference call scheduled for 5:00 PM Eastern time today

Point Richmond, Calif., May 12, 2010 – Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT), a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience, today announced financial results for the three months ended March 31, 2010.

“We are making final preparations to start a study to measure the potential effects of Intermezzo® on highway driving ability the morning after dosing, and we currently estimate that we will resubmit the Intermezzo® NDA in the late fourth quarter of 2010,” stated Glenn A. Oclassen, Transcept President and Chief Executive Officer. “We remain committed to realizing the potential for Intermezzo® to be the first prescription sleep aid approved in the United States for use as-needed for the treatment of insomnia at the time a patient awakens and has difficulty returning to sleep. We are pleased to have established our regulatory path forward as a result of our recent discussions with the FDA.”

Transcept reported cash, cash equivalents and marketable securities of $83.08 million at March 31, 2010, which it believes will be sufficient to address the anticipated activities relating to the resubmission of the Intermezzo® NDA.

First Quarter 2010 Financial Results

Transcept recorded $3.13 million of revenue for the three-month period ended March 31, 2010, related to recognition of a portion of the $25 million non-refundable license fee received from Purdue Pharmaceutical Products L.P. (Purdue) in connection with the collaboration agreement for commercialization of Intermezzo® in the United States. Transcept is recognizing the $25 million license fee over a 24-month period that commenced in August 2009. There was no revenue for the three-month period ended March 31, 2009.

Research and development expense for the quarter ended March 31, 2010 was approximately $2.36 million, compared to approximately $2.22 million for the same period in 2009. The increase is primarily attributable to expense associated with the manufacture of materials for the upcoming highway driving study and alternative packaging designs, partially offset by payroll related savings due to the reduction in force announced in August 2009. Research and development expense included non-cash stock compensation expense of approximately $98,000 for the quarter ended March 31, 2010 and approximately $49,000 for the quarter ended March 31, 2009.

General and administrative expense for the quarter ended March 31, 2010 was approximately $2.60 million, compared to approximately $4.21 million for the same period in 2009. The decrease consists primarily of reductions in legal, professional and consulting fees, as more of these functions are being handled in-house as compared to the quarter ended March 31, 2009 following the completion of the reverse merger with Novacea on January 30, 2009. Marketing related expense also decreased as Purdue assumed these responsibilities in the latter half of 2009 in accordance with our Intermezzo® collaboration agreement. General and administrative expense included non-cash stock compensation expense of approximately $339,000 for the quarter ended March 31, 2010, as compared to approximately $169,000 for the quarter ended March 31, 2009.

Merger related transaction costs of approximately $2.22 million were expensed during the first quarter of 2009.

Net loss for the quarter ended March 31, 2010 was approximately $1.84 million or $0.14 per share (basic and diluted), compared to a net loss of approximately $8.54 million or $0.95 per share (basic and diluted) for the quarter ended March 31, 2009. The weighted average shares used to calculate basic and diluted net loss per share were 13,391,629 and 9,003,067 for the quarters ended March 31, 2010 and March 31, 2009, respectively. At March 31, 2010, there were 13,395,663 common shares outstanding and 2,530,866 common shares underlying outstanding options and warrants and outstanding common shares subject to repurchase.

Intermezzo® Regulatory Summary

Transcept is seeking FDA approval of Intermezzo® (zolpidem tartrate sublingual tablet) for use as-needed for the treatment of insomnia when a middle of the night awakening is followed by difficulty returning to sleep. In October 2009, Transcept received a Complete Response Letter from the FDA regarding the Intermezzo® New Drug Application (NDA) in which the FDA requested additional data demonstrating that Intermezzo® would not present an unacceptable risk of residual effects, with particular reference to next day driving ability. Based on communications with the FDA, Transcept has redesigned Intermezzo® packaging and patient instructions to minimize the potential for inadvertent dosing errors, and plans to conduct a pre-approval highway driving study to assess the potential of Intermezzo® to affect next morning driving ability. Transcept currently expects to resubmit the Intermezzo® NDA in the late fourth quarter of 2010 and expects it to be subject to a six-month review by the FDA.

Conference Call and Webcast Information

Transcept will host a conference call and webcast on Wednesday, May 12, 2010, at 5:00 p.m. EDT, to discuss first quarter 2010 financial results. Telephone numbers for the live conference call are 877-638-4558 (U.S.) or 914-495-8537 (International). The webcast can be accessed on the Investors page of the Transcept website at www.transcept.com and will be available for replay until close of business on June 11, 2010. A playback of the call will be available through May 28, 2010, by dialing 800-642-1687 (U.S.) or 706-645-9291 (International), replay passcode: 68539754.

About Transcept

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience. The most advanced Transcept product candidate is Intermezzo® (zolpidem tartrate sublingual tablet), for which a New Drug Application (NDA) was submitted to the U.S. Food and Drug Administration (FDA) in September 2008 seeking approval as a prescription sleep aid for use in the middle of the night at the time a patient awakens and has difficulty returning to sleep. In October 2009, Transcept received a Complete Response Letter from the FDA on the Intermezzo® NDA and is working to respond to issues raised in the letter. Transcept and Purdue Pharmaceutical Products L.P. have entered into a collaboration agreement for the development and commercialization of Intermezzo® in the United States. For further information, please visit the Transcept website at: www.transcept.com.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected expenses, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the following: plans to conduct a highway driving study; timing estimates to resubmit the Intermezzo® NDA and complete regulatory review with the FDA; expectations that Intermezzo® will be the first commercially available sleep aid in the United States in its target indication; the ability of Transcept to resubmit the Intermezzo® NDA with sufficient content to warrant FDA approval; and the sufficiency of Transcept cash resources to address the anticipated issues relating to the resubmission of the Intermezzo® NDA. Transcept may not actually achieve the plans, carry out the intentions or meet the expectations disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Transcept makes, including the following: our ability to start and complete the highway driving study successfully; dependence on third parties to manufacture Intermezzo® for the planned highway driving study and conduct the study; new information arising out of clinical trial results; the FDA’s view of the sufficiency of the anticipated content of the planned resubmission to support review and approval of the Intermezzo® NDA; the status of product candidates that may compete with Intermezzo®; unforeseen expenses related to our plans for FDA approval of Intermezzo® and the business of Transcept generally; and the ability of Transcept to obtain additional funding, if needed, to support its business activities. These and other risks are described in greater detail in the “Risk Factors” section of Transcept periodic reports filed with the SEC. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make. Transcept does not assume any obligation to update any forward-looking statements, except as required by law.

FINANCIAL TABLES FOLLOW

Transcept Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Revenue:
License fee revenue	$3,125	$—

Operating expenses:
Research and development	2,360	2,222
General and administrative	2,604	4,214
Merger related transaction costs	—	2,224

Total operating expenses	4,964	8,660

Loss from operations	(1,839)	(8,660)
Interest and other income (expense), net	(3)	122

Net loss	$(1,842)	$(8,538)

Basic and diluted net loss per share	$(0.14)	$(0.95)

Weighted average shares outstanding	13,392	9,003

Transcept Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2010	December 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,070	$17,031
Marketable securities	78,006	71,871
Other current assets	1,802	1,476

Total current assets	84,878	90,378
Property and equipment, net	923	1,052
Goodwill	2,962	2,962
Other assets	826	826

Total assets	$89,589	$95,218

Liabilities and stockholders’ equity
Current liabilities:
Deferred revenue, current portion	$12,500	$12,500
Other current liabilities	2,611	3,585

Total current liabilities	15,111	16,085
Deferred revenue, non-current portion	4,167	7,292
Other non-current liabilities	643	770

Total liabilities	19,921	24,147
Stockholders’ equity:
Common stock and additional paid-in capital	158,399	157,943
Accumulated deficit	(88,753)	(86,911)
Accumulated other comprehensive income	22	39

Total stockholders’ equity	69,668	71,071

Total liabilities and stockholders’ equity	$89,589	$95,218

Contact:

Transcept Pharmaceuticals, Inc.

Greg Mann

Director, Corporate Communications

(510) 215-3567

gmann@transcept.com